Exhibit 99.1

NUPATHE ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS
AND OPERATIONAL HIGHLIGHTS

CONSHOHOCKEN, PA — (Marketwire) — August 15, 2011 — NuPathe Inc. (NASDAQ: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders, today announced financial results for the quarter ended June 30, 2011 and recent operational highlights.

“In the second quarter we continued to make significant progress in preparing for the commercial launch of our migraine patch and we remain firmly on track for a product launch in the first half of 2012.  We had a large presence at the American and International Headache Society meetings in June where we presented clinical data on our migraine patch indicating consistent relief of headache pain and nausea from migraine attacks over a 12-month period,” said Jane Hollingsworth, chief executive officer of NuPathe.

Recent Operational Highlights:

•                  At the 53rd Annual Scientific Meeting of the American Headache Society (AHS) in June in Washington D.C., NuPathe presented additional results from a 12-month open-label trial (NP101-008) of its transdermal migraine patch (known as NP101 or Zelrix) and two other trials. The NP101-008 data indicated consistent relief of headache pain and nausea from migraine attacks throughout the course of the study as measured after 2 hours of treatment with Zelrix.

•                  At the 15th Congress of the International Headache Society (IHS) in June in Berlin, NuPathe presented additional safety data from the NP101-008 study.  These data showed that the migraine patch maintained a consistent efficacy and safety profile with repeat use over 12 months. These data also showed that patients exhibited a very low incidence of triptan-related adverse events such as chest tightness, chest heaviness, and numbness of the extremities.

•                  In May, NuPathe announced the appointments of Robert J. Murphy as vice president of sales and David T. McGovern as head of marketing.  Mr. Murphy most recently served as senior vice president, hospital & surgical products, for Pfizer, having held the same position at King Pharmaceuticals prior to its acquisition by Pfizer. Mr. McGovern also joined NuPathe from Pfizer, where he served as senior product director, Alzheimer’s global marketing, where he led all commercial strategy and global market development for the Alzheimer’s biologics franchise.

•                  NuPathe strengthened its balance sheet with the receipt of an additional $10 million term loan under its secured credit facility in June.

•                  In August, NuPathe entered into a common stock purchase agreement with Aspire Capital Fund, LLC pursuant to which Aspire committed to purchase, subject to certain conditions and limitations, up to $30 million of NuPathe common stock over the next 24 months. Concurrently with the execution of the agreement, Aspire purchased 70,721 shares of NuPathe common stock at a purchase price of $7.07 per share resulting in gross proceeds to NuPathe of $500,000, and NuPathe issued 84,866 shares of common stock to Aspire as a commitment fee for entering into the agreement.

NuPathe’s New Drug Application (NDA) for NP101 is currently under review by the U.S. Food and Drug Administration with a Prescription Drug User Fee Act (PDUFA) date, the target date for the FDA to complete its review of the NDA, of August 29, 2011.

Second Quarter 2011 Financial Results

NuPathe reported a net loss of $6.5 million for the second quarter of 2011, compared to a net loss of $5.6 million for the second quarter of 2010. For the first six months of 2011, NuPathe reported a net loss of $10.2 million, compared to a net loss of $9.6 million for the first six months of 2010.

Research and development expenses were $3.7 million in the second quarter of 2011, compared to $3.3 million in the second quarter of 2010.  The increase was primarily due to increased expenses for general development as well as higher costs in the area of medical affairs.  Selling, general and administrative expenses were $2.5 million in the second quarter of 2011, compared to $0.9 million for the same period in 2010. This increase was due to higher commercial infrastructure expenses as well as higher expenses related to operating as a public company.

During the six months ended June 30, 2011, we used $9.2 million for operating activities. We also used $3.1 million for investing activities, most of which related to the funding of commercial manufacturing equipment for NP101. Additionally, we received net proceeds of $9.6 million from financing activities in the first half of 2011, primarily from the $10.0 million received under our credit facility, offset by scheduled debt repayments.

As of June 30, 2011, NuPathe had $36.2 million in cash and cash equivalents, compared to $38.9 million as of December 31, 2010.  During the quarter, NuPathe received $10.0 million in debt proceeds as mentioned above as well as the $1.5 million refund of the NDA filing fee for NP101.

Company to Host Conference Call

NuPathe will host a conference call today, August 15, 2011, at 4:30 p.m. EDT to discuss the company’s financial results for the quarter ended June 30, 2011 and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 877-852-6583 (domestic) or +1-719-325-4779 (international), and provide the participant passcode 8545817, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 8545817.

A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About Zelrix (NP101)

Zelrix, also known as NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. NP101 is designed to provide migraine patients fast onset and sustained relief through a tolerable, non-oral route of administration with low incidence of triptan-related adverse events including chest tightness, chest heaviness, numbness of the extremities, and paresthesias or tingling. NP101 may provide an attractive treatment option for millions of migraine patients because it avoids the need for oral administration. Many migraine patients delay or avoid treatment with oral medications as a result of underlying migraine-related nausea and fear or expectation of vomiting. In addition, the absorption of oral medications may be compromised during a migraine, which may adversely affect the efficacy of such medications. NP101 is powered by SmartRelief™, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that uses a mild electrical current to actively transport medication through the skin using a process called iontophoresis.

About NuPathe

NuPathe Inc. (www.nupathe.com) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, Zelrix, also known as NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two additional proprietary product candidates: NP201 for the continuous symptomatic treatment of Parkinson’s disease, which the company plans to partner, and NP202 in preclinical development for the long-term treatment of schizophrenia and bipolar disorder.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the interpretation of study data; the ability to obtain, and timing of, FDA approval of NP101; the timing of the commercial launch of NP101; the potential benefits of, and market for, NP101; and NuPathe’s plans to partner NP201.

Forward-looking statements are based upon management’s current expectations and beliefs and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated herein including, among others: varying interpretation of study data from the referenced trials; serious adverse events or other safety risks that could require NuPathe to abandon or delay development of, or preclude or limit approval of, NP101; NuPathe’s ability to obtain marketing approval for and commercialize NP101; NuPathe’s ability to obtain additional financing; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors” and elsewhere in such report, which is available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

INVESTOR CONTACTS

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President, Chief Financial Officer

NuPathe Inc.

(484) 567-0130

NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating expenses:
Research and development	$3,703	$3,268	$5,277	$6,658
Selling, general and administrative	2,530	945	4,500	1,818
	6,233	4,213	9,777	8,476
Loss from operations	(6,233)	(4,213)	(9,777)	(8,476)
Interest income	17	4	42	4
Interest expense	(249)	(1,435)	(452)	(1,446)
Loss before tax benefit	(6,465)	(5,644)	(10,187)	(9,918)
Income tax benefit	—	—	—	320
Net loss	(6,465)	(5,644)	(10,187)	(9,598)
Accretion of redeemable convertible preferred stock	—	(1,033)	—	(2,067)
Net loss available to common stockholders	$(6,465)	$(6,677)	$(10,187)	$(11,665)
Basic and diluted net loss per common share	$(0.44)	$(17.42)	$(0.70)	$(30.49)

Weighted average basic and diluted common shares outstanding	14,561,519	383,368	14,557,655	382,609

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(unaudited)

		December 31,
	June 30, 2011	2010

Cash and cash equivalents	$36,208	$38,918
Total assets	43,624	43,753
Total debt	14,815	5,217
Total stockholders’ equity	24,906	34,265